EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES INCREASED FIRST-QUARTER EARNINGS RANGE

TO BROADCAST FIRST-QUARTER CONFERENCE CALL LIVE ON THE INTERNET

RALEIGH, North Carolina (April 13, 2005) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced that it expects first quarter earnings in a range of $0.10 to $0.15 per diluted share versus a loss of $0.14 per diluted share in the prior-year period. The results are higher than the previously announced quarterly earnings range. The earnings increase is primarily attributable to volume growth, strong pricing and continued cost control from plant efficiency improvements. The expected first quarter earnings range includes the benefit of a decrease in tax reserves related to certain international tax issues currently under examination.

The Corporation will provide an online Web simulcast of its first quarter 2005 earnings conference call on Monday, May 2, 2005. The Company will release results for the quarter ended March 31, 2005, that morning before the market opens.

The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time on May 2, 2005. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for one year.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5542, confirmation number 2692461.

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to review of the financial results by management and the Audit Committee of the Board of Directors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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